Exhibit 99.3

Tier Technologies, Inc. 2001 North Main Street Suite 500 Walnut Creek, CA 94596

CONTACT: Tier Technologies James R. Weaver, President and CEO
(571) 382-1028

Tom Nutile, Vice President of Corporate Communications
(617) 737-1100 x314

Tier Files Suit in Dispute with CalPERS

Suit Seeks Damages and Project Delay, Disruption and Interference Costs

WALNUT CREEK, Calif., Nov. 10, 2003 — Tier Technologies, Inc., (Nasdaq: TIER) announced today that it filed a lawsuit in California Superior Court, Sacramento County, against the California Public Employees Retirement System (CalPERS) to recover added costs associated with its systems integration project for the contributions reporting system and to overturn CalPERS’ decision to terminate the contract for default.

Tier seeks to recover damages and project delay, disruption and interference costs on the project, which began in November 2001. In response to efforts by Tier to recover added costs due to CalPERS-caused delays, disruption and interference, CalPERS terminated the contract for default. Tier believes CalPERS should have terminated the contract for convenience due to defects in the original Request for Proposal, delays caused by CalPERS and other unforeseen problems that arose during the course of the project.

“I regret that Tier was forced to take legal action, but we have done so only after repeatedly attempting to settle this dispute through business and financial solutions, including mediation,” said James R. Weaver, Tier’s President and Chief Executive Officer. “We strongly believe that we had been meeting our obligations as set forth in the contract with CalPERS before we received the termination notice. However, in light of the uncertainty inherent in any litigation, Tier has decided to write down the total balance of the unbilled receivable.”

Tier incurred an adjustment to revenue in its fourth quarter ended Sept. 30, 2003, in the amount of $12.8 million to write down the total value of its unbilled receivables from CalPERS.  The Company classified project costs, delay and disruption costs, project interference costs, and mediation related expenses of approximately $3.0 million incurred in the fiscal 2003 fourth quarter as costs associated with terminated contracts.

Tier will host a conference call at 7 a.m. (Eastern time) on Tuesday, Nov. 11 to discuss details of its financial results for the fiscal 2003 fourth quarter and year ended Sept. 30, 2003 as well as 2004 guidance, restructuring and the commencement of the lawsuit against CalPERS. To access the conference call, please dial (303) 205-0033.  The conference call will also be broadcast live via the Internet at www.tier.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the live broadcast, a replay will be available on the website at www.tier.com or by calling (303) 590-3000 and entering 556344# from 2 hours after the end of the call until 11:59 p.m. (Eastern time) Tuesday, Nov. 18, 2003.  Copies of this press release and the other press releases issued today are available on the Tier website at www.tier.com.

About Tier

Tier is a vertically focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government market. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships.  The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements.  Tier is included in the Russell 3000® Index and was ranked by Forbes Magazine as one of the “200 Best Small Companies” in America in 2002.  More information about the company is available at www.tier.com.

Statements made in this press release that are not historical in nature, including statements regarding the possible outcome of the pending litigation are forward looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the uncertainties inherent in litigation, the timing, initiation, completion, renewal, extension or early termination of client projects; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2002 and most recent quarterly reports on Form 10-Q, as well as other filings with the SEC.

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Tier…Expect A Lotsm